Exhibit 24.1

POWER OF ATTORNEY

Each person whose signature appears below appoints Jonathan M. Strimling as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to the registration statement on Form S-1 (initially filed on December 26, 2013) and any registration statement (including any amendment thereto) for the offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or him or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Signature	Title	Date

/s/ Lewis W. Moorehead	Chief Financial Officer (Principal Financial Officer)	January 27, 2014
Lewis W. Moorehead

/s/Alena Chuprakova	Controller and Treasurer	January 27, 2014
Alena Chuprakova

/s/ Semyon Dukach	Chair of the Board of Directors	January 27, 2014
Semyon Dukach

/s/ Vadim Yasinovsky	Director	January 27, 2014
Vadim Yasinovsky

/s/ Rens Troost	Director	January 27, 2014
Rens Troost

/s/ David A. Buckel	Director	January 24, 2014
David A. Buckel